EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”), dated as of May 1, 2008, by and among Fiesta Communications, Inc., a Texas Corporation (“Purchaser”), and ATSI Communications, Inc., a Nevada corporation (“Stockholder”).

WITNESSETH:

WHEREAS, Stockholder owns 1000 shares, par value $0.001 per share (the “Shares”), of common stock (“Common Stock”) of Telefamilia Communications, Inc., a Texas corporation (the “Company”), which represents 100% of the issued and outstanding capital stock of the Company;

WHEREAS, Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from Stockholder, all of the Shares, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, capitalized terms shall have the meanings specified or referred to in Exhibit A attached hereto.

ARTICLE II
SALE OF STOCK

2.01 Sale of Shares. On the Closing Date, and subject to the terms and conditions herein stated, Stockholder agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Stockholder, all of the Shares. At the Closing, certificates representing the Shares shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Stockholder.

2.02 Purchase Price; Payment. The purchase price which the Purchaser shall pay for the Shares and in consideration of the representations, warranties, covenants and agreements of the Stockholder contained herein is $30,000 in cash due July 31, 2008 and 975,000 shares of common .stock of Purchaser (giving effect to 500 for 1 forward split: 10,000 shares to 5 million shares) payable at the Closing.

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2.03 Closing Date. The Closing of the Subject Transactions (the “Closing”) shall be held on May 1, 2008 or such other date as Purchaser and Stockholder may agree to in writing. Such date on which the Closing is to be held is herein referred to as the “Closing Date.” The Closing shall be held at the offices of ATSI Communications, Inc., 3201 Cherry Ridge Dr., Suite C300, San Antonio, Texas 78230, at 10:00 a.m. on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents, warrants and agrees as follows:

3.01 Ownership of Stock. Stockholder is the lawful owner of all of the Shares, free and clear of all Encumbrances. Stockholder has the corporate power and authority to enter into this Agreement and to sell, assign, transfer and convey all of the Shares pursuant to this Agreement and all necessary corporate action has been taken by Stockholder to authorize the Subject Transactions. This Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or the discretion of the court before which any proceeding therefor may be brought. Assuming that Purchaser is a protected purchaser of the Shares subject to and within the meaning of Section 8.303 of the Texas Uniform Commercial Code as in effect on the date hereof and that Purchaser is not aware of any adverse claim with respect to the Shares, the delivery by Stockholder to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser all rights and interests in and to the Shares, free of any adverse claim.

3.02 Existence, Good Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power to own its properties and to carry on its businesses as now being conducted. The Company is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary except where the failure to be qualified would not have a Material Adverse Effect. The Stockholder has caused the Company to provide to Purchaser true and complete copies of all of the current Organizational Documents of the Company.

3.03 Capital Stock. The Company has an authorized capitalization consisting of 1000 shares of Common Stock, of which 1000 shares are issued and outstanding. No shares of Common Stock are held in the Company’s treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights or any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

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3.04 Investments; Subsidiaries. The Company does not have any Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

3.05 No Material Changes. Since March 31, 2008, there has not been any material adverse change in the condition (financial or otherwise) or in the properties, assets, liabilities or business of the Company.

3.06 Books and Records. The books of account, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. At the Closing, all of such books and records will be in the possession of the Company.

3.07 Title to Properties; Encumbrances; Condition of Assets. Except for properties and assets which have been sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, the Company has good, valid and marketable title to (a) all of the properties and assets (real and personal, tangible and intangible) owned by the Company, including, without limitation, all of the properties and assets reflected in the Balance Sheet as being owned by the Company, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by the Company since the Balance Sheet Date; in each case not subject to any Encumbrances.

3.08 No Conflict. (a) Except for such conflicts, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Subject Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the Board of Directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Subject Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Stockholder, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

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(iv) contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Stockholder or the Company is a party; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(b) Neither the Company nor Stockholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Subject Transactions.

3.09 Litigation. There is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or to the Knowledge of Stockholder, threatened, against or affecting the Company or any of its properties or rights which is reasonably likely to have a Material Adverse Effect upon the Company or the Subject Transactions.

3.10 Taxes. (a) All of the Tax Returns required to be filed by the Company have been filed and all such Tax Returns are true and correct in all material respects; (b) all Taxes payable by the Company for any taxable period (or a portion thereof) ending on or prior to the Closing have been properly reserved for in the books and records of the Company; and (c) all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Body or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Body.

3.11 Intellectual Property. Set forth on Exhibit B are all patents, trademarks, trade names, service marks, copyrights, and any applications and registrations for such patents, trademarks, trade names, service marks, and copyrights, and all rights with respect to the foregoing (collectively, “Intellectual Property Rights”) owned by or licensed to the Company or used by the Company in connection with the conduct of its business. The Company is the owner of all Intellectual Property Rights. The Company has taken adequate measures to maintain in confidence all trade secrets and confidential information that it owns or uses. The Company has valid and enforceable rights to utilize the Intellectual Property Rights in its business as they are presently operated, free and clear of any Encumbrances. To Stockholder’s Knowledge, the Company is not infringing, or otherwise acting adversely to, the right of any Person under or in respect to, any Intellectual Property Right, and there is no claim by any Person pending or threatened against the Company with respect thereto. To Stockholder’s Knowledge, there is no Person infringing upon any Intellectual Property Rights utilized by the Company.

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3.12 Employees and Labor Matters. The Company is not a party to or bound by any collective bargaining agreement, and there is no labor union or other organization representing or purporting or attempting to represent any of the employees of the Company. There has not been or, to the Knowledge of the Company, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. The Company has complied with all applicable Legal Requirements pertaining to the employment or termination of employment of employees, other than such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.13 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Stockholder or the Company is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of Stockholder or the Company, in connection with any of the Subject Transactions.

ARTICLE IV
REPRESENTATIONS OF PURCHASER

Purchaser represents, warrants and agrees as follows:

4.01 Existence, Good Standing and Authority. Purchaser is a Corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has full power to execute and deliver this Agreement and to perform its obligations hereunder and all necessary action has been taken by Purchaser to authorize the Subject Transactions. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or the discretion of the court before which any proceeding therefor may be brought.

4.02 No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Subject Transactions will, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Purchaser, or (ii) any resolution adopted by the Board of Directors of Purchaser; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Subject Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser may be subject; or (c) contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Purchaser is a party. Purchaser is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Subject Transactions.

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4.03 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of Purchaser, in connection with any of the Subject Transactions.

4.04 Litigation. There is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any of its properties or rights that could have a Material Adverse Effect upon Purchaser or the Subject Transactions.

4.05 Investment Intent. The Shares being acquired by Purchaser hereunder are being purchased for Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Purchaser understands that the Shares have not been registered under the Securities Act or any applicable state laws by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the Shares must be held indefinitely unless such shares are registered under the Securities Act and any applicable state laws or are exempt from registration.

4.06 Compliance with Laws. Purchaser is in compliance with all Legal Requirements of any Governmental Body. Purchaser has not received any notice of any asserted present or past failure of Purchaser to comply with such Legal Requirements.

4.07 No Implied Warranties. It is understood and agreed that Stockholder and the Company are not making and have not made, any representation or warranty of any kind, express or implied, to Purchaser except for those specifically provided in Article III of this Agreement. Except for the matters which are expressly covered by such representations and warranties, and upon which Purchaser intends to rely, Purchaser is relying on its own investigation and analysis in entering into this Agreement and consummating the Subject Transactions. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and the Stockholder in Article III hereof, the Company and the Stockholder make no representation or warranty to Purchaser regarding (a) any projections, estimates or budgets heretofore delivered or made available to Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) of the Company or the future business operations of the Company; or (b) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company except as expressly set forth in Article III hereof.

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ARTICLE V
MUTUAL COVENANTS

5.01 Confidentiality; Public Announcements. Neither Stockholder nor Purchaser shall disclose or use in any manner any confidential information of each other or of the Company to which it may have access under this Agreement, except for the purposes of consultation with its Representatives for the purposes of performing this Agreement and consummating the Subject Transactions. If this Agreement is terminated for any reason pursuant to Section 8.01, the parties shall return all documentation and materials and copies thereof which shall have been furnished by or on behalf of another party. Except as may be required by applicable Legal Requirements, the parties hereto will keep this Agreement and the Subject Transactions confidential. The parties hereto will consult with each other regarding any press release or public announcement pertaining to this Agreement and the Subject Transactions and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system.

5.02 Cooperation. Subject to the terms and conditions herein provided, each party hereto will use such party’s Reasonable Efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and applicable law to consummate and make effective all of the Subject Transactions.

ARTICLE VI
CONDITIONS TO PURCHASER’S OBLIGATIONS

All obligations of Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Purchaser prior to or at the Closing:

6.01 Truth of Representations and Warranties. The representations and warranties of Stockholder and the Company contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date.

6.02 Covenants and Agreements. Stockholder shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing to be so performed or complied with.

6.03 No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets, liabilities, business, condition (financial or otherwise), operations or prospects of the Company since the Balance Sheet Date, and there shall not have been any events, circumstances or developments which have resulted in a Material Adverse Effect on the Company.

6.04 No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of Stockholder, threatened to restrain or prohibit any of the Subject Transactions.

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6.05 Approvals; Filings. All Consents, if any, necessary to permit the consummation of the Subject Transactions shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by Purchaser) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

6.06 Officer’s Certificate. Purchaser shall have received a certificate, dated the Closing Date, executed by an executive officer for and on behalf of Stockholder, certifying that the conditions to the obligations of Purchaser set forth in Sections 6.01, 6.02, 6.03, and 6.04 of this Agreement have been satisfied.

ARTICLE VII
CONDITIONS TO STOCKHOLDER’S OBLIGATIONS

All obligations of Stockholder to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Stockholder prior to or at the Closing:

7.01 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date.

7.02 Covenants and Agreements of Purchaser. Purchaser shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing to be so performed or complied with.

7.03 No Litigation Threatened. No Proceeding shall have been instituted or, to the Knowledge of Purchaser, threatened before a court or other government body or by any public authority to restrain or prohibit any of the Subject Transactions.

7.04 Approvals; Filings. All Consents, if any, necessary to permit the consummation of the Subject Transactions shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by Stockholder) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

7.05 Officer’s Certificate. Stockholder shall have received a certificate, dated the Closing Date, executed by an executive officer for and on behalf of Purchaser, certifying that the conditions to the obligations of Stockholder set forth in Sections 7.01, 7.02, and 7.03 of this Agreement have been satisfied.

ARTICLE VIII
MISCELLANEOUS

8.01 Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

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(i) by the mutual written agreement of Purchaser and Stockholder;

(ii) by either Purchaser or Stockholder if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;

(iii) if the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of May 1, 2008, or such later date as the parties may agree upon in writing.

8.02 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and financial advisers.

8.03 Governing Law. The interpretation and construction of this Agreement, the Subject Transactions and all matters relating hereto, shall be governed by the laws of the State of Texas.

8.04 Enforcement; Venue; Service of Process. In the event either party shall seek enforcement of any covenant, warranty or other term or provision of this Agreement or seeks to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys’ fees and expenses actually incurred by it in connection therewith. The parties hereto agree that this Agreement is performable in Bexar County, Texas and that the sole and exclusive venue for any proceeding involving any claim arising under or relating to this Agreement shall be in Bexar County, Texas.

8.05 Captions; References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. References to a “Section” or “Subsection” when used without further attribution shall refer to the particular sections or subsections of this Agreement.

8.06 Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by telecopy, by overnight courier or by certified or registered mail, return receipt requested, as follows:

If to Stockholder:	ATSI Communications, Inc.
3201 Cherry Ridge Dr, Suite C300
San Antonio, Texas 78230
Attention: Antonio Estrada
Facsimile: (210) 614-7264

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If to Purchaser:	Fiesta Communications, Inc.
900 North Main
McAllen, Texas 78501
Attention: Mark Montalvo
Facsimile: (866) 849-5972

or at such other address or telecopy number as shall have been furnished in writing by any such party, except that such notice of such change shall be effective only upon receipt. Each such notice or other communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 8.06 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

8.07 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and its successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto.

8.08 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

8.09 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the Subject Transactions, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All exhibits and schedules referred to herein and attached hereto are incorporated herein by reference.

8.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Purchaser, the Company and Stockholder.

8.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

8.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and any Designee of Purchaser.

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8.13 Arbitration; Waiver of Trial By Jury.

(a) Any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement, or any schedule, certificate or other document delivered by any party hereto or thereto, or any other agreement between the parties hereto, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys’ fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The parties hereto shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request the American Arbitration Association to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the names of three (3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrator(s), or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorneys’ fees, declaratory relief and permanent injunctive relief, if applicable. Unless otherwise agreed by the parties, the arbitration shall be held in San Antonio, Texas. This Section 8.13 shall not prevent either party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Section 8.13, which shall continue to govern any and every dispute between the parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

(b) EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and that he/she/it knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the Subject Transactions, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

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IN WITNESS WHEREOF, Purchaser and Stockholder have executed this Agreement to be effective as of the day and year first above written.

FIESTA COMMUNICATIONS, INC.
“Purchaser”

By:	/s/ Arthur L Smith
May 1, 2008

ATSI COMMUNICATIONS, INC.

By:	/s/ Antonio Estrada
May 1,2008

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EXHIBIT A

Definitions

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Exhibit A:

“Affiliate” is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); any director or executive officer of such person; or any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet Date” means the balance sheet of the Company as of January 31, 2008.

“Breach” means that a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization).

“Contract” means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

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“Encumbrance” means any charge, claim, community property interest, condition, covenant, equitable interest including any equitable servitude, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property Rights” has the meaning set forth in Section 3.11.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

Telefamilia Stock Purchase Agreement 4012008

“Material Adverse Effect” means, with respect to any company or entity, any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, prospects, assets or results of operations of such company.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body having jurisdiction or by any arbitrator appointed as provided in this Agreement.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal, at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchaser” has the meaning set forth in the preamble.

“Reasonable Efforts” means the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved with reasonably promptness; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Subject Transactions.

Telefamilia Stock Purchase Agreement 4012008

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shares” has the meaning set forth in the recitals.

“Stockholder” has the meaning set forth in the preamble.

“Subject Transactions” means all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares hereunder;

(b) the execution, delivery, and performance of this Agreement;

(c) the performance by the parties of their respective covenants and obligations under this Agreement; and

(d) Purchaser’s acquisition, ownership and exercise of control over the Company and its operations.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means any tax (including, without limitation, any tax on gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, property, ad valorem, transfer, license, use, profits, windfall profits, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, gift, or estate), levy, assessment, tariff, duty (including customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

Telefamilia Stock Purchase Agreement 4012008

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Telefamilia Stock Purchase Agreement 4012008

EXHIBIT B

The following trademark is owned by the Company:

Telefamilia Stock Purchase Agreement 4012008